AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                          444 Madison Avenue, 32 Floor
                            New York, New York 10022

          -----------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

           -----------------------------------------------------------

To the Shareholders of American International Petroleum Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of American International Petroleum Corporation, a Nevada corporation (the "Company"), will be held on June 29, 1998, at The University Club, One West 54th Street, New York, New York 10022, at 10:00 a.m. Eastern Daylight Time, to consider and act upon the following proposals:

1. To elect four (4) Directors to serve for a term of one year and until their successors are duly elected and qualified;

2. To ratify the appointment of Hein + Associates LLP as independent public accountants of the Company for 1998;

3.    To ratify the adoption of the Company's 1998 Stock Option Plan;

4.    To ratify the adoption of the Company's 1998 Stock Award Plan;

5. To ratify the issuance of 25,000 shares of Common Stock to each of four officers of the Company in 1997.

6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

Shareholders of record at the close of business on May 5, 1998 will be entitled to vote at the meeting or any adjournment thereof.

                                        By order of the Board of Directors,

                                        George N. Faris, Chairman of the Board
Dated: May 15, 1998

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

           -----------------------------------------------------------

                                 PROXY STATEMENT

           -----------------------------------------------------------

      This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of American International Petroleum Corporation, a Nevada corporation (the "Company"), of proxies for the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Daylight Time, on June 29, 1998, and any adjournment or adjournments thereof (the "Meeting"). The Meeting will be held at The University Club, One West 54th Street, New York, New York 10022. The purposes for which the Meeting is to be held are set forth in the Notice of Meeting on the preceding page. All expenses of this solicitation will be paid for by the Company, which solicitation will be made by use of the mails and by personal contacts by the officers of the Company. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy to shareholders is May 15, 1998.

      Shareholders of record at the close of business on May 5, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. Any shareholder present at the Meeting may revoke his or her proxy by informing the Secretary of such revocation and vote in person on each matter brought before the Meeting. The accompanying proxy is also subject to revocation at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Meeting, or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are specified, the shares will be voted in favor of the election of the nominees for Directors and in favor of the ratification of the auditors. If any other matters are properly presented at the Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment.

      As of May 5, 1998, 51,573,761 shares of the common stock of the Company, par value $.08 ("Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote. The affirmative vote of the plurality of the votes cast in person or by proxy at the Meeting and entitled to vote will determine the election of Directors. The affirmative vote of the majority of the voting power present in person or by proxy at the Meeting and entitled to vote is required to ratify the selection of the auditors.

      Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of votes cast. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

      A list of the shareholders entitled to vote at the Meeting will be available at the Company's offices at 444 Madison Avenue, 32nd Floor, New York, New York 10022 for a period of 10 days prior to the Meeting for examination by any shareholder.

                    ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

Proposal 1. Election of Four (4) Nominees As Directors

      At the Meeting, 4 Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. The number of Directors authorized in the Articles of Incorporation is a number, not less than 3 nor more than 10, as determined by the Board, but the Board has determined to leave a vacancy on the Board, and until such time as qualified additional persons are chosen to serve. The proxies cannot be voted for more than 4 Directors at the Meeting. Proxies not marked to the contrary will be voted for the election of the following 4 persons, all of whom are standing for re-election.

                                                               Year First
    Name             Age       Position(s)                  Became a Director
----------------     ---       -----------                  -----------------

George N. Faris      57        Chairman of the Board and          1981
                               Chief Executive Officer

William R. Smart     77        Director                           1987

Daniel Y. Kim        73        Director                           1987

Donald G. Rynne      75        Director                           1992

-----------------------------------

BIOGRAPHICAL INFORMATION

      Dr. George N. Faris has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1981. Dr. Faris was the founder of ICAT, an international engineering and construction company, and served as its President from ICAT's inception in 1972 until October 1985. Prior to 1972, Dr. Faris was the President and Chairman of the Board of Directors of Donbar Development Corporation, a company engaged in the patent development of rotary heat exchangers, devices which exchange heat from medium to medium and on which Dr. Faris was granted a number of patents. Dr. Faris received a Ph.D. in Mechanical Engineering from Purdue University in 1968.

      Dr. Daniel Y. Kim has served as a member of the Company's Board of Directors since July 1987. Dr. Kim is a Registered Professional Geophysicist in California and Colorado. From 1981 until 1984, Dr. Kim was President and Chief Executive Officer of Kim Tech, Inc., a research and development company. In 1984, Kim Tech, Inc. was merged into Bolt Industries, a public company engaged in the manufacture of air guns and auxiliary equipment used to generate shock waves in seismic exploration for oil, gas and minerals. Dr. Kim has been a director of Bolt Industries since 1984. From 1977 to 1980, Dr. Kim was Chief Consulting Geophysicist for Standard Oil Company of Indiana. Dr. Kim received a B.S. degree in Geophysics and a Ph.D. degree in Geophysics from the University of Utah in 1951 and 1955, respectively.

      Mr. Donald G. Rynne has served as a member of the Company's Board of Directors since September 1992. Mr. Rynne has been Chairman of the Board of Directors of Donald G. Rynne & Co., Inc., a privately owned company engaged in international consulting and trading, since founding that company in 1956. Mr. Rynne is involved in international maritime trading and consulting, dealing primarily in the Middle East in hydrocarbon products and capital equipment. Mr. Rynne received a B.A. degree from Columbia University in 1949.

      Mr. William R. Smart has served as a member of the Company's Board of Directors since June 1987. Since November 1, 1983, Mr. Smart has been Senior Vice President of Cambridge Strategic Management Group, a management consulting firm. Mr. Smart was Chairman of the Board of Directors of Electronic Associates, Inc., a manufacturer of electronic equipment, from May 1984 until May 1992. He has served on the Board of Directors of Apollo Computer Company and Executone Information Systems, Inc. Mr. Smart is presently a director of National Datacomputer Company and Hollingsworth and Voss Company. Mr. Smart received a B.S. degree in Electrical Engineering from Princeton University in 1941.

      The business background of each executive officer of the Company, to the extent not set forth above, is described below.

      Mr. Denis J. Fitzpatrick, 53, joined the Company in August 1994 as Vice President, Secretary and Chief Financial Officer. During the previous five years, Mr. Fitzpatrick was the Chief Financial Officer of Nahama & Weagant Energy Company, a publicly traded independent exploration and production company. Mr. Fitzpatrick has held various accounting and financial management positions during his 24 years in the oil and gas industry. He has also served as a Director or Officer of the Council of Petroleum Accountants Society; served on the Tax Committee of the American Petroleum Institute and as a member of the American Management Association. Mr. Fitzpatrick received a B.S. degree in Accounting from the University of Southern California in 1974.

      Mr. William L. Tracy, 50, has been employed by the Company since February 1992 and has been Treasurer and Controller of the Company since August 1993. From May 1989 until February 1992, Mr. Tracy was self-employed as an energy consultant with the Commonwealth of Kentucky. From June 1985 until May 1989, Mr. Tracy served as President of City Gas and Transmission Corp., a public oil and gas production and refining company. He received his BBA from Bellarmine College in Louisville, Kentucky in 1974.

      The Company's executive officers are appointed annually by the Board to serve until their successors are duly elected and qualified.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Company has three standing committees, the Executive Committee, to oversee the day to day operations of the Company; the Compensation Committee, to review and set the compensation to be received by various officers and other employees and consultants of the Company; and the Audit Committee, to review the financial reporting and internal controls of the Company. The Executive Committee is composed of Messrs. Smart (Chairman), Rynne and Faris, the Compensation Committee is composed of Messrs. Kim (Chairman), Smart and Rynne, and the Audit Committee is composed of Messrs. Smart (Chairman) Rynne and Kim.

      The Board of Directors held 12 meetings during the year ended December 31, 1997. The Compensation Committee held 1 meeting and the Audit Committee held 1 meeting during 1997. Each incumbent Director attended at least 75% of such Board meetings and of the meetings of Committees on which such Director served.

      During 1997, the Company reimbursed outside Directors for their actual Company-related expenses, including the costs of attending Directors' meetings. The Company accrued, for each outside Director, $500 per month for serving in such capacity; $500 for participation in each Committee meeting, if such Director served on a Standing Committee of the Board of Directors; and $500 for each Board meeting attended in person.

SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock of (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each Director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all Directors and executive officers as a group.

Name and Address            Amount and Nature of         Percent
of Beneficial Holder(1)     Beneficial Ownership         of Class
-----------------------     --------------------         --------

George N. Faris                3,370,000(2)                6.3%

Daniel Y. Kim                    163,500(3)                 *

Donald G. Rynne                  666,862(4)                1.3%

William R. Smart                 282,608(5)                 *

Denis J. Fitzpatrick             202,500(6)                 *

William L. Tracy                 121,240(7)                 *

All officers and Directors
as a group (consisting of
6 persons)                     4,806,710(8)                8.9%

============================
* Less than 1% of class

(1) All officers and Directors have an address c/o the Company, 444 Madison Avenue, Suite 3203, New York, NY 10022.

(2) Includes 1,764,500 shares of common stock issuable upon the exercise of stock options owned by Dr. Faris. Excludes 187,500 unexercisable options.

(3) Includes 155,500 shares of common stock issuable upon the exercise of stock options owned by Dr. Kim. Excludes 50,000 unexercisable options.

(4) Includes 160,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Rynne. Excludes 50,000 unexercisable options.

(5) Includes 192,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Smart. Excludes 50,000 unexercisable options.

(6) Includes 202,500 shares of common stock issuable upon the exercise of stock options owned by Mr. Fitzpatrick. Excludes 42,500 unexercisable options.

(7) Includes 121,240 shares of common stock issuable upon the exercise of stock options owned by Mr. Tracy. Excludes 25,000 unexercisable options.

(8) Includes all of the shares of common stock issuable upon the exercise of options and warrants described in Notes (2) through (7) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such reporting persons are required by regulation to furnish the Company with copies of all Section 16(a) reports that they file.

      Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that Form 5's were filed for those persons, the Company believes that, during the period from January 1, 1997 through December 31, 1997, all filing requirements applicable to its officers, Directors and greater than 10 percent beneficial owners were complied.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table discloses compensation for services rendered by the Company's Chief Executive Officer and all other executive officers of the Company whose compensation exceeded $100,000 in 1997, 1996, and 1995.

                            Annual Compensation                               Long Term Compensation
                       -----------------------------                        --------------------------
Name and Principal                                       Other Annual                     All Other
Position               Year     Salary         Bonus     Compensation       0ptions(#)    Compensation
-----------            ----     ------         -----     ------------       ----------    ------------
George N. Faris        1997   $  312,000     $  257,000   $    7,200(3)      750,000      $  193,000(1)
Chairman of the        1996      292,000         15,000        9,600(2)    1,202,500(4)      422,000(5)
Board and Chief        1995      240,000             --       45,000(2)      202,500(4)           --
Executive Officer

Denis J. Fitzpatrick   1997   $  118,000     $  102,000   $       --         125,000          25,000(8)
Secretary, Vice        1996      105,000          5,000       15,000(6)      120,000(4)           --
President and Chief    1995      105,000             --       18,000(7)       20,000(4)           --
Financial Officer

William L. Tracy       1997   $   88,000     $   62,000                       75,000      $   23,000(8)
Treasurer and          1996              (9)
Controller             1995              (9)         --           --              --              --

Kenneth N. Durham      1997             (10)         --           --              --              --
President and Chief    1996             (10)         --           --              --              --
Operating Officer      1995   $  145,000(10)         --           --              --              --

----------

(1) Includes deferred salary payment of $109,000 and income tax reimbursement of $84,000.

(2) $35,500 of this amount constituted forgiveness of interest on a debt owed to the Company, the principal of which was repaid to the Company; $9,600 was paid as a vehicle allowance in each of 1996 and 1995.

(3)   Vehicle allowance.

(4) The number of options shown for 1995 was issued in substitution for previously outstanding options and re-issued in 1996. The exercise price is now $.50 per share. See Ten Year Option Repricings table below.

(5) On October 13, 1995, the Company and Dr. Faris executed an amendment to Dr. Faris' employment agreement, pursuant to which Dr. Faris relinquished certain rights in exchange for 900,000 shares of Common Stock. See "Employment Contract" below.

(6) Mr. Fitzpatrick is reimbursed up to $15,000 per year in living expenses incurred while working in the New York office.

(7) Mr. Fitzpatrick was awarded 5,000 restricted shares of Common Stock as a signing bonus, which shares were issued in 1995.

(8)   Deferred salary payment.

(9)   Mr. Tracy's compensation was less than $100,000 in each of 1996 and 1995.

(10) Mr. Durham resigned from employment with the Company effective on November 3, 1995.

1995 STOCK OPTION PLAN

      The Company has established a 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan was approved by the Board of Directors on November 8, 1995 and by the Company's shareholders on July 11, 1996. The 1995 Plan is administered by the Board of Directors of the Company or a Committee designated by them. Under the 1995 Plan employees, including officers and managerial or supervising personnel, are eligible to receive Incentive Stock Options ("ISO's") or ISO's in tandem with stock appreciation rights ("SAR's"), and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options ("NQSO's") or NQSO's in tandem with SAR's. Options may be granted under the 1995 Plan to purchase an aggregate of 3,500,000 shares of Common Stock. If an option granted under the 1995 Plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the 1995 Plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

      Options may not be granted under the 1995 Plan after November 7, 2005. The exercise price of the options granted under the 1995 Plan cannot be less than the fair market value of the shares of Common Stock on the date the option is granted. ISO's granted to shareholders owning 10% or more of the outstanding voting power of the Company must be exercised at a price equal to at least 110% of the fair market value of the shares of Common Stock on the date of grant. The aggregate fair market value of Common Stock, as determined at the time of the grant with respect to which ISO's are exercisable for the first time by any employee during any calendar year, shall not exceed $100,000. Any additional Common Stock as to which options become exercisable for the first time during any such year are treated as NQSO's. The total number of options granted under the 1995 Plan, as of the Record Date was 3,477,500, which included 302,500 repriced options granted in substitution for options previously held.

OPTION GRANTS IN LAST FISCAL YEAR

      The table below includes the number of stock options granted to certain executive officers during the year ended December 31, 1997, exercise information and potential realizable value.

                     Individual Grants
                     -----------------                                 Potential Realizable
                  Number of   Percent of                               Value at Assumed
                  Securities  Total Options                            Annual Rates of Stock
                  Underlying  Granted to                               Price Appreciation
                  Options     Employees in  Exercise     Expiration    for Option Term
  Name            Granted(#)  Fiscal Year   Price($/sh)     Date        5%($)    10%($)
  ----            ----------  -----------   ----------   ----------    ------   -------
George Faris       750,000         45%         $1.05      12/31/02      $-0-      $-0-

Denis Fitzpatrick  125,000          8%         $1.05      12/31/02      $-0-      $-0-

William L. Tracy    75,000          5%         $1.05      12/31/02      $-0-      $-0-

AGGREGATE OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

      The table below includes the number of shares covered by both exercisable and non-exercisable stock options owned by certain executive officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between exercise price of any such existing stock options and the year-end price.

                                    Shares
                                    ------
                           Acquired or     Value           Number of Unexercised      Value of Unexercised
Name                       Exercised       Realized        Options at Year End        In-the-money Options
----                       ---------       --------        -------------------        --------------------

                                                        Exercisable     Unexercisable   Exercisable   Unexercisable
                                                        -----------     -------------   -----------   -------------
George N. Faris                --              --        1,764,000         187,500       $4,771,495     $436,875

Denis J. Fitzpatrick           --              --          202,500          42,500         $537,825      $99,025

William L. Tracy               --              --          101,000          25,500         $263,380      $59,415

EMPLOYMENT CONTRACT

      Effective May 1, 1989, the Company entered into an employment agreement with George N. Faris at an annual salary of $200,000, which agreement is renewed annually. In 1992, the Board increased Dr. Faris' salary to $300,000 per year In April 1994, Dr. Faris voluntarily reduced his salary to $240,000 per year. In February 1996, Dr. Faris' salary was reinstated to $300,000 per year. Pursuant to the employment agreement, in the event of a change in control of the Company which Dr. Faris and a majority of the Company's Board of Directors approve, Dr. Faris was entitled, upon such change of control, to terminate his employment and receive 2.9 times his fixed compensation as defined in the employment agreement. However, if Dr. Faris opposed a change in control, but the majority of the Board of Directors voted in favor of such change, then Dr. Faris could have his employment terminated and received 2.5 times his fixed compensation. In the event that Dr. Faris' employment was terminated prior to the expiration of his contract for reasons other than cause or death, or if such employment agreement is not renewed at termination, the Company was to pay severance to Dr. Faris in an amount equal to the product of his number of years of service, beginning with the calendar year 1981, multiplied by $50,000.

      On September 7, 1995, the Board of Directors approved an amendment to Dr. Faris' employment agreement, which was signed by Dr. Faris and the Company in October 1995 and subsequently ratified by the Company's shareholders. Pursuant to the amendment, the rights of Dr. Faris described in the previous paragraph terminated, and Dr. Faris received, in exchange, 900,000 shares of restricted Common Stock.

REPORT ON REPRICING OF OPTIONS

      In October 1996, the Compensation Committee approved, and the Board of Directors authorized, the granting of repriced options to all executive officers of the Company and other employees who previously held options of the Company. The Compensation Committee and the Board so acted because the exercise price of such outstanding options was in each case so far in excess of the market price of the Common Stock that such options no longer constituted an incentive to such persons' performance. The closing market price of the Common Stock on the Nasdaq National Market on October 22, 1996 was $.41 per share. The exercise price of the options was lowered to $.50. This price was still in excess of the market price on the date of grant, but it was closer to the market price and fulfilled the original intention of the Compensation Committee and the Board to provide performance incentives to the officers and employees.

      Ten-year Option Repricings

      The table below provides information regarding each instance in which the options of executive officers named in the Summary Compensation Table were repriced during the last 10 fiscal years of the Company.

                               Number of
                               Securities
                               Underlying     Market Price      Exercise Price   New        Length of Original
                               Options        of Stock at Time   at Time of      Exercise   Option Term Remaining
Name                 Date      Repriced       of Repricing($)   Repricing($)     Price      at Date of Repricing
----                 -----     -----------    ---------------   ------------     ------     --------------------
George Faris        11/08/95    1,202,500          $.78            $4.00          $1.00      2 years, 2 months
Chief Executive     10/22/96    1,202,500          $.41            $1.00          $ .50      1 year,  3 months
Officer

Denis Fitzpatrick   11/08/95      120,000          $.78            $1.50          $1.00      2 years, 10 months
Chief Financial     10/22/96      120,000          $.41            $1.00          $ .50      1 year,  11 months
Officer

William L. Tracy    11/08/95        1,000          $.78            $1.50          $1.00      2 years, 2 months
                    10/22/96       51,000          $.41            $1.00          $ .50      1 year, 11 months

Kenneth Durham      11/08/95       20,000(1)       $.78            $4.00          $1.00            (1)
President

(1) Mr. Durham left the Company on November 3, 1995, and his options expired on February 1, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or any of its subsidiaries. During the last fiscal year, none of the executive officers of the Company has served on the Board or Compensation Committee of any other entity whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans and to review the compensation levels and performance of Management.

      The Compensation Committee believes that maximizing shareholder value is the most important measure of success, and achieving this depends on the coordinated efforts of individual employees working as a team toward defined common performance goals. The objectives of the Company's compensation program are to align executive compensation with shareholder value, to reward individual and team effort and performance furthering the Company's business goals, and to attract, retain and reward employees who will contribute to the long-term success of the Company with competitive salary and incentive compensation.

      The total direct compensation package for the Company's executives, including the Chief Executive Officer (the "CEO"), is made up of 3 elements: base salary, a short-term incentive program in the form of a performance-based bonus, and a long-term incentive program in the form of stock options. The total compensation level for each executive is established by individual levels of responsibility and reference to competitive compensation levels for executives performing similar functions and having equivalent levels of responsibility. In addition, the Compensation Committee factors into the total compensation of all executives an incentive element that is dependent upon overall Company performance and increases in shareholder value measured against objectives established at the beginning of the fiscal year.

Salary

      Recommendations for merit increases in base salary are reviewed on an individual basis, and increases are dependent upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload. The Compensation Committee also considers demonstrated loyalty and commitment to the Company and the competitive salaries offered by similar companies to attract executives. Merit increases for executives are subject to the same budgetary guidelines as apply to all other employees. In those cases where an executive has entered into an employment agreement, the base salary is determined pursuant to the terms thereof.

      As part of the Company's overall cost-reduction plan, in April 1994, all officers and management of the Company voluntarily reduced their base salary 15%, and the CEO voluntarily reduced his salary 20%. This action was applied during all of 1994 and 1995 and in January 1996. The Compensation Committee is performing a review of comparable Companies' executive salary data, which was last performed in 1993. The Compensation Committee granted no increases in base salaries for management in 1996. In February 1996, however, in order to maintain the Company's ability to attract and retain qualified management, to retain employees who contribute to the long-term success of the Company, and to recognize their contributions in meeting and exceeding the goal of the cost-reduction program to reduce the Company's general and administrative and operating expenses by an aggregate of 25%, the Board of Directors reinstated these employees' salaries to their previous levels.

Bonuses

      Bonus incentives are structured so that, if the Company achieves its target goals, an incentive bonus may be paid to the CEO and other executives, the amount of which will be established by the Board of Directors. This policy is designed to further motivate individuals to improve performance. The Company paid an aggregate of $421,000 in bonuses to its executive officers in 1997, approximately 26% of which consisted of shares of common stock of Mercantile International Petroleum Inc. (which the Company received as partial proceeds from the sale of certain assets in 1997) and of the Company.

Stock Options

      Executives are eligible for annual stock option grants under the employee stock option plans applicable, from time to time, to employees generally. The number of options granted to any individual depends on individual performance, salary level and competitive data. In addition, in determining the number of stock options granted to each executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to provide a long-term incentive and encourage executives to remain with, and exert their utmost efforts on behalf of, the Company. By giving to executives an equity interest in the Company, the value of which depends upon stock performance, the policy seeks to further align management and shareholder interests.

      During 1997, an aggregate of 1,675,000 Incentive Stock Options were granted under the 1995 Plan, 1,575,000 at an exercise price of $1.05 per share and 100,000 with an exercise price of $4.22 per share.

      In 1996, all officers and certain other management employees of the Company received incentive stock options and also new options to replace all of their existing options, with the only differences being that all exercise prices of the options were reduced to $.50 and that the options are to be subject to the Plan. This change was made because the exercise prices of the old options were too far above the current stock price to provide incentives to these employees.

Members of the Compensation Committee:

Daniel Y. Kim, Chairman
William R. Smart
Donald G. Rynne

PERFORMANCE GRAPH

    The graph below compares the cumulative shareholder return of the Company with the cumulative return on the S&P 500 Stock Index and the S&P Exploration and Production Index assuming a $100 investment made on December 31, 1992. Cumulative return data presented assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                           -------------------------
                           TOTAL SHAREHOLDER RETURNS
                           -------------------------

 [The following table was represented as a line graph in the printed material.]

                                                 Years Ending
Company / Index                Dec92   Dec93    Dec94    Dec95    Dec96   Dec97
-------------------------------------------------------------------------------
                                                    Dollars
AMER INTL PETROLEUM CORP        100    10.66     7.79     3.62     2.26   19.55
OIL&GAS (EXPLOR&PRODTN)-500     100    97.21    77.28    90.81   120.27  110.23
S&P 500 INDEX                   100   110.08   111.53   153.45   188.68  251.63

TRANSACTIONS WITH MANAGEMENT AND OTHERS

      In April 1997, Dr. George Faris and Mr. Donald Rynne purchased certain convertible debentures (the "Debentures") of the Company, originally issued in August 1996, for their face values of $225,000 and $75,000, respectively, from a foreign investor and subsequently converted the Debentures, pursuant to the original terms thereof, for 895,349 shares and 298,342 shares of Common Stock, respectively, which shares are still held by Dr. Faris and Mr. Rynne.

      In July 1997, the Company's Chairman and CEO, Dr. George Faris, loaned the Company $500,000 on an interest-free basis, which loan was repaid in full by the Company in August 1997.

      In April 1997, the Company issued as a bonus, 25,000 shares of Common Stock to each of Dr. Faris, Mr. Fitzpatrick, Mr. Tracy, and Mr. Lorrie Olivier, a Vice President of the Company. Such issuance is subject to ratification by the Shareholders at the Company's Annual Meeting. Absent such ratification, 75% of such shares will be returned to the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE (PROPOSAL 1).

Proposal 2. Ratification of Independent Public Accountants

      Hein + Associates LLP was the Company's independent public accountants for the year ended December 31, 1997. The Board has appointed these accountants to be the Company's auditors for 1998 and is seeking shareholder ratification of such appointment.

      The Company has been apprised that Hein + Associates LLP has no financial interest, either direct or indirect, in the Company. A representative of Hein + Associates LLP is expected to attend the Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.

Proposal 3. Ratification of 1998 Stock Option Plan

      The Board of Directors of the Company, subject to the approval of shareholders, has adopted a 1998 Stock Option Plan (the "1998 Plan") covering an aggregate of 5,000,000 shares of Common Stock.

      The Board of Directors has deemed that it is in the best interests of the Company to establish the 1998 Plan so as to provide employees of the Company and its subsidiaries, as well as Directors, independent contractors and consultants of the Company and/or its subsidiaries an opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase Common Stock in order to provide a closer identification of their interests with those of the Company and its shareholders. The Company currently employs 73 persons and has 3 outside directors.

      It is the opinion of the Board of Directors that by providing the employees, Directors, independent contractors and consultants of the Company and its subsidiaries the opportunity to acquire an equity investment in the Company, the 1998 Plan will maintain and strengthen their desire to remain with the Company, stimulate their efforts on the Company's behalf, and also attract other qualified personnel to become employed by or otherwise become associated with the Company. The 1998 Plan was adopted by the Company's Board of Directors on April 2, 1998. As of April 12, 1998, no options have been granted pursuant to the 1998 Plan. The closing market price of the Common Stock, as reported by Nasdaq on April 2, 1998 was $3.81 per share. The Board of Directors has directed that the shares underlying the 1998 Plan be registered pursuant to the Securities Act of 1933, and the Company intends to take steps to file a Registration Statement on Form S-8 to register such shares promptly after approval of this Proposal 3.

      The following discussion summarizes certain provisions of the 1998 Plan, which is qualified in its entirety by reference to the text of the Plan, copies of which are available for examination at the Securities and Exchange Commission and at the principal office of the Company, 444 Madison Avenue, New York, NY 10022.

      The 1998 Plan allows the Company to grant incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code, and ISOs or NQSOs in tandem with Stock Appreciation Rights ("SARs"). ISOs, NQSOs and SARs are referred to collectively herein as "Options."

      Options granted under the 1998 Plan prior to the approval of the 1998 Plan by the Company's shareholders are conditioned upon approval of the 1998 Plan by such shareholders on or before June 29, 1998. If such approval is not obtained by such date, such Options shall become null and void, and the 1998 Plan shall terminate.

ELIGIBILITY FOR PARTICIPATION

      The 1998 Plan provides that ISOs or ISOs in tandem with SARs may be granted to employees of the Company and its subsidiaries, including officers and Directors who are also employees and that NQSOs or NQSOs in tandem with SARs may be granted to employees of the Company and its subsidiaries, Directors, independent contractors, consultants and other individuals who are not employees of, but are involved in the continuing development and success of, the Company and its subsidiaries ("Participants").

ADMINISTRATION

      The 1998 Plan is administered by the Board of Directors and/or a stock option committee of the Board of Directors (the "Committee"). The Board of Directors and/or the Committee will, among other things, select the optionees, determine the number of shares to be subject to each Option and determine the vesting period, option period and option price. In making such determinations, there will be taken into account the nature of the services rendered by Participants, their present and potential contributions to the success of the Company, and such other relevant factors as the Board and/or the Committee in its discretion shall deem relevant.

TERMS OF OPTIONS

      The terms of Options granted under the 1998 Plan are to be determined by the Board of Directors and/or the Committee. Each Option is to be evidenced by a stock option agreement between the Company and the Participant to whom such Option is granted and is subject to the following additional terms and conditions:

      (a) Exercise of the Option: The Board of Directors and/or the Committee will determine the time periods during which Options granted under the 1998 Plan may be exercised. An Option must be granted within 10 years from the date the 1998 Plan was adopted. The 1998 Plan is deemed adopted on April 2, 1998. Options may be exercisable in whole or in part at any time during the period but may not have an expiration date later than 10 years from the date of grant. ISOs or ISOs in tandem with SARs granted to holders of more than 10% of the Common Stock, however, may not have a term of more than 5 years. An Option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company in cash or certified check, or if permitted by the instrument of grant with respect to ISOs or ISOs granted in tandem with SARs and at any time as permitted by the Board of Directors or the Committee with respect to other Options, by delivering a promissory note or exchanging shares of Common Stock owned by the Participant, or by a combination of cash, promissory notes and/or shares of Common Stock, or, in the sole discretion of the Board or the Committee, by another medium of payment. The ability to pay the option exercise price in shares of Common Stock may enable a Participant to engage in a series of successive stock-for-stock exercises of an Option and thereby fully exercise an Option with little or no cash investment. Officers and Directors who receive grants of SARs may exercise them at any time after 6 months from the date of grant, but generally may only exercise them within the period of 10 business days following publication of the Company's quarterly financial information.

      (b) Option Price: In no event may the option price of the shares subject to an ISO or a SAR issued in tandem with an ISO be less than the fair market value of the Common Stock on the date of grant. The Board of Directors and/or the Committee may set the price of an NQSO or an NQSO granted in tandem with a SAR without any limitation. Fair market value in the case of ISOs shall be the closing price of the Common Stock on its principal market on the date of grant, if the Common Stock is traded on an exchange, or the average of the closing bid and asked prices, if it is traded over-the-counter. ISOs or ISOs in tandem with SARs granted to holders of more than 10% of the Common Stock are subject to the additional restriction that the option price must be at least 110% of the fair market value of the Common Stock on the date of grant.

      (c) Vesting: The Board of Directors and/or the Committee, will determine the time or times the Options become exercisable. However, the 1998 Plan provides that, with respect to holders of more than 10% of the Common Stock, such Options must become first fully exercisable not later than 5 years from the date of grant, and no less than 20% of the Option must become exercisable in each of the first 5 years of the Option until fully exercisable.

      (d) Termination of Employment; Disability; Death: If the employment of a Participant under the 1998 Plan is terminated for any reason (other than because of death, disability, voluntary termination or for cause), his ISOs and SARs issued in tandem with ISOs shall expire and no longer be exercisable 3 months after such termination, but in no event later than the expiration date of the Options, and his other Options shall terminate as determined under the option agreement, but not later than the expiration date. In the event a Participant's employment is terminated voluntarily or for cause, his Options shall immediately expire.

            In the event a Participant dies while in the employ of the Company or its subsidiaries or within 3 months thereafter, his Options may be exercised by a legatee or legatees of such Options under such Participant's last will or by his personal representatives or distributees within a period determined by the Board or the Committee of at least 6 months after his death, but in no event later than the expiration date of the Options.

            A Participant's employment with the Company or a subsidiary will not be considered to be terminated for purposes of the 1998 Plan while the Participant is not active due to a disability; provided, that an ISO may only be exercised within 6 months after the Participant's employment would be considered terminated because of such disability under applicable Sections of the Code, except as determined by the Board of Directors or the Committee, but in no event later than the expiration date of the Option.

            Under the 1998 Plan, Participants on military or sick leave, or on any other bona fide leave of absence, are to be considered as remaining in the employ of the Company or its subsidiaries for 90 days or such longer period as is guaranteed either by contract or statute.

      (e) Nontransferability of Options; No Liens: An Option is nontransferable and non-assignable by the Participant, other than by will or the laws of descent and distribution and is exercisable during the Participant's lifetime only by the Participant.

      (f) Maximum Number of ISOs or SARs in Tandem with ISOs which may Be
Issued: No employee may receive a grant of ISOs or SARs in tandem with ISOs if the aggregate fair market value of all ISOs and SARs in tandem with ISOs granted to him under the 1998 Plan and any other qualified incentive stock option plan of the Company exceeds $100,000, as determined at the date of grant. Any options granted in excess of the $100,000 limit are deemed to be NQSOs under the 1998 Plan.

      The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1998 Plan as may be determined by the Board of Directors and/or the Committee.

TERMINATION; AMENDMENT OR DISCONTINUANCE

      The 1998 Plan (but not Options previously granted under the 1998 Plan) shall terminate 10 years from the date of its adoption by the Board of Directors. No Option will be granted from the 1998 Plan after termination of such plan.

      The Board of Directors of the Company may terminate the 1998 Plan at any time prior to its expiration date, or from time to time make such modifications or amendments of the 1998 Plan as it deems advisable. However, the Board may not, without the approval of holders of a majority of the outstanding shares of the Company, except under conditions described under "Adjustments Upon Changes in Common Stock," increase the maximum number of shares as to which Options may be granted under the 1998 Plan, or materially change the standards of eligibility under the 1998 Plan.

      No termination, modification or amendment of the 1998 Plan may adversely affect the terms of any outstanding Options without the consent of the holders of such Options.

ADJUSTMENTS UPON CHANGES IN COMMON STOCK

      In the event that the number of outstanding shares of Common Stock of the Company is changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares or the like, or as a result of a merger, consolidation or reorganization involving the Company or its subsidiaries, the Board of Directors will make an appropriate adjustment in the aggregate number of shares of Common Stock available under the 1998 Plan, in the number of shares of Common Stock issuable upon the exercise of then outstanding Options and in the exercise prices of such Options. Any adjustment in the number of shares will apply proportionately only to the unexercised portion of Options.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is only a summary of the principal Federal income tax consequences of the Options and is based on existing Federal law, which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual Participants, which may substantially alter or modify the Federal income tax consequences herein discussed.

      Generally, under present law, when an Option qualifies as an ISO under
Section 422 of the Code, (i) an employee will not realize taxable income either upon the grant or the exercise of the Option, (ii) the amount by which the fair market value of the shares acquired by the exercise of the Option at the time of exercise exceeds the option price is included in alternative minimum taxable income for purposes of determining the employee's alternative minimum tax, (iii) any gain or loss (the difference between the net proceeds received upon the disposition of the shares and the option price paid therefor), upon a qualifying disposition of the shares acquired by the exercise of the Option will be treated as capital gain or loss if the stock qualifies as a capital asset in the hands of the employee, and (iv) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of the shares. A disposition by an employee of shares acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than 2 years after the grant of the Option and one year after the issuance of the shares to the employee. If such shares are disposed of by the employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the employee, in general, will recognize ordinary income (and the Company will receive an equivalent deduction) equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or
(ii) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under Federal and state law. The maximum rate of tax on ordinary income is greater than the rate of tax on long-term capital gains.

      In the case of an NQSO granted under the 1998 Plan, no income generally is recognized by the Participant at the time of the grant of the Option assuming such NQSO does not have a readily ascertainable fair market value. The Participant generally will recognize ordinary income when the NQSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. Withholding may be required, and the Company will receive an equivalent deduction, subject to excessive employee remuneration provisions of Section 162
(m) of the Code. Section 162 (m) generally disallows a deduction for employee remuneration paid by a company in any taxable year to an executive officer in excess of $1,000,000 (unless such compensation is considered performance based compensation). For purposes of determining remuneration paid, the excess of the fair market value of the Common Stock upon exercise of an NQSO over the exercise price is considered remuneration paid in the year of exercise unless the income is considered performance-based compensation. One of the requirements to qualify as performance-based compensation is that the 1998 Plan set forth the maximum number of Options to which a Participant may be entitled. The 1998 Plan does not contain such a provision. Therefore, the NQSOs granted under the 1998 Plan will not be considered performance-based compensation for purposes of Section 162(m).

      Shares acquired upon exercise of an NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of the exercise or such other relevant date. Upon subsequent disposition of the shares, the participant will recognize capital gain or loss if the stock is a capital asset in his hands. Provided the shares are held by the Participant for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. As set forth above, the maximum rate of tax on ordinary income is currently greater than the maximum rate of tax on long-term capital gains. To the extent a Participant recognizes a capital loss, such loss generally may offset capital gains and $3,000 of ordinary income. Any excess capital loss is carried forward indefinitely.

      The grant of an SAR is generally not a taxable event for the optionee. Upon the exercise of an SAR the optionee will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any Common Stock received upon such exercise, and the Company will be entitled to a deduction equal to the same amount.

      Notwithstanding the above, if the sale of any shares received upon the exercise of an NQSO or a SAR in tandem with an NQSO would be subject to Section 16(b) of the Securities Exchange Act of 1934, recognition of ordinary income attributable to such shares received will be deferred until the date such sale would not give rise to a Section 16(b) action. However, such shares will be valued at the fair market value at such later time, unless the optionee has made an election under Section 83(b) of the Code within 30 days after the date of exercise to recognize ordinary income as of the date of exercise based on the fair market value at the date of exercise.

      The foregoing discussion is only a brief summary of the applicable Federal income tax laws as in effect on this date and should not be relied upon as being a complete statement. The Federal tax laws are complex, and they are subject to legislative changes and new or revised judicial or administrative interpretations at any time. In addition to the Federal income tax consequences described herein, a Participant may also be subject to state and/or local income tax consequences in the jurisdiction in which the grantee works and/or resides.

      The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting is required to ratify the adoption of the 1998 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3.

Proposal 4. Ratification of 1998 Stock Award Plan

      On April 2, 1998, the Board of Directors adopted, subject to the approval of the stockholders of the Company, the American International Petroleum Corporation 1998 Stock Award Plan (the "Plan"). The Plan provides for the granting of stock awards not to exceed an aggregate of 500,000 shares of Common Stock of the Company.

      The purpose of the Plan is to attract, retain, motivate and reward, and to provide competitive incentive compensation for employees, officers, and consultants of the Company, and to encourage stock ownership and a proprietary interest in the Company by such employees, officers, and consultants. The Board of Directors believes that the Plan will encourage this sense of proprietorship on the part of key employees and consultants and is necessary to assist the Company in its efforts to attract, retain and motivate key employees and consultants.

      A copy of the Plan is annexed to this Proxy Statement as Exhibit A and the following summary of its principal provisions is subject in all respects to the full text of the Plan.

      The effective date of the Plan is April 2, 1998, subject to approval by stockholders of the Company at the Annual Meeting. Awards may be made by the Company under the Plan until April 2, 2008. Shares awarded may be from authorized but unissued shares or from Company treasury shares. No recipient shall be entitled to more than an aggregate of 50,000 shares of Common Stock issuable pursuant to awards under the Plan. The recipient of an award under the Plan will be issued a stock certificate for shares (the "Shares") of Common Stock of the Company equivalent in number to the award granted, and the certificate shall bear an appropriate restrictive legend on its face, which legend shall be subject to removal pursuant to an effective registration statement or an opinion of counsel satisfactory to the Company that such registration is not required.

      The Board of Directors or Committee may, in its sole discretion, grant to a recipient of an award, a cash amount ("Cash Amount") not to exceed the federal, state and local taxes the recipient must pay as a result of the fair market value of the award being included in income for federal, state and local income tax purposes. The grant of a Cash Amount to one recipient shall in no way require the Board of Directors or the Committee to grant a Cash Amount to any other recipient of an award.

      Participation under the Plan shall be limited to officers and key employees of the Company, including directors of the Company who are also key employees of the Company and consultants to the Company.

      The Plan is to be administered by the Company's Board of Directors and/or by a Stock Grant Committee or Compensation Committee, a committee comprised of the non-employee members of the Company's Board of Directors (the "Committee"). The Company's Board of Directors and/or the Committee has full and exclusive authority in its discretion to grant shares of Common Stock to eligible employees, officers, and consultants in such amounts as are deemed appropriate, to determine the time or times at which awards will be granted, to interpret the provisions and supervise the administration of the Plan, and to prescribe, amend and rescind rules and regulations with respect to the Plan.

      The Company has been advised that the Federal income tax consequences to the Company and the recipient of an award under the Plan and the existing applicable provisions of the Internal Revenue Code and regulations are substantially as follows: for Federal Income Tax purposes, the recipient must include in his or her gross income the fair market value of Common Stock at the time of the award of the Common Stock and the amount of any Cash Amount paid. The Company is entitled to a deduction for compensation equal to the amount of gross income recognized by the recipient at the time so recognized.

      Required Stockholder Vote

      Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting either in person or by proxy at the Annual Meeting. The Board of Directors believes that it is in the best interests of the Company to approve the Plan, and the Board of Directors unanimously recommends that stockholders vote FOR the proposal to ratify the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 4.

Proposal 5. Ratification of the Issuance in 1997 of Common Stock to Officers.

      In April 1997, the Company issued a $10,000 bonus, which was paid with 25,000 shares of Common Stock, to each of Dr. Faris, Mr. Fitzpatrick, Mr. Tracy, and Mr. Lorrie Olivier, a Vice President of the Company. Such issuance is subject to ratification by the Shareholders at the Company's Annual Meeting. Absent such ratification, 75% of such shares will be returned to the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 5.

SHAREHOLDER PROPOSALS

      No person who intends to present a proposal for action at a forthcoming shareholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares, with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Nevada law to present his proposal for action and (d) submits his proposal timely. A shareholder may submit only one proposal with a supporting statement of not more than 500 words, if requested, for inclusion in the proxy materials. Under certain circumstances enumerated in the Securities and

Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

      Proposals of shareholders of the Company which are intended to be presented at the Company's next annual meeting must be received by the Company no later than March 1, 1999 in order that they may be included in the proxy statement and form of proxy relating to that Meeting.

                                          By Order of the Board of Directors,


                                          George N. Faris
                                          Chairman of the Board of Directors
Dated: May 15, 1998

PROXY              AMERICAN INTERNATIONAL PETROLEUM CORPORATION

               This Proxy is Solicited by the Board of Directors

      The undersigned, a holder of Common Stock of American International Petroleum Corporation, a Nevada corporation (the "Company"), hereby appoints GEORGE N. FARIS and DENIS J. FITZPATRICK, and each of them, the proxies of the undersigned, each with full power of substitution, to represent and vote for the undersigned all of the shares of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 29, 1998 and adjournments thereof, as follows:

1. The election of four (4) members to the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified:

    |_| FOR all nominees listed below     |_| WITHHOLD AUTHORITY to vote for all
                                              nominees listed below.

(Instructions: To withhold authority to vote for any individual nominee, strike a line through his name below.)

       George N. Faris, Daniel Y. Kim, Donald G. Rynne, William R. Smart

2. The ratification of the appointment of Hein + Associates LLP as independent public accountants of the Company for 1998.

|_| FOR                         |_| AGAINST                         |_| ABSTAIN

3. The ratification of the Company's 1998 Stock Option Plan.

|_| FOR                         |_| AGAINST                         |_| ABSTAIN

4. The ratification of the Company's 1998 Stock Award Plan.

|_| FOR                         |_| AGAINST                         |_| ABSTAIN

5. The ratification of the issuance of 25,000 shares of the Company's Common Stock to each of four officers of the Company.

|_| FOR                         |_| AGAINST                         |_| ABSTAIN

6. Upon such other matters as may properly come before the meeting and any adjournments thereof.

|_| FOR                         |_| AGAINST                         |_| ABSTAIN

                          (continued from other side)

      The undersigned hereby revokes all previous proxies to vote at the Annual Meeting.

      THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS HEREON. IF NO DIRECTION IS MADE, THIS PROXY, WHEN EXECUTED, WILL BE VOTED FOR THE ELECTION OF THE FOUR DIRECTORS NAMED IN PROPOSAL 1, FOR PROPOSALS 2, 3, 4, 5 AND 6 AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

      The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated May 15, 1998, relating to the Annual Meeting, and the Annual Report to Shareholders for the year ended December 31, 1997.

                                                 ------------------------------

                                                 ------------------------------
                                                 Signature(s) of Shareholder(s)

      The signature(s) hereon should correspond exactly with the name(s) of the Shareholders(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign the full corporate or partnership name, and give the title of signing officer or general partner.

Date:___________________, 1998

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOU VOTE.